Exhibit 10.18

JOINDER

This JOINDER  (“Joinder”) to the Tax Receivable Agreement (as defined below) is dated as of October 4, 2018, and is entered into by and among RE/MAX Holdings, Inc., a Delaware corporation (“Holdings”), Oberndorf Investments LLC, a Delaware limited liability company (“Transferor”), and Parallaxes Capital Opportunities Fund I LP, a Delaware limited partnership (“Permitted Transferee”).

WHEREAS, on the date hereof, the Permitted Transferee acquired (the “Acquisition”) the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement (as defined below) and the Settlement Agreement with respect to Preferred Units and Common Units that were previously sold by Weston Presidio V, L.P., a Delaware limited partnership (“Prior Transferor”) as described and set forth in greater detail in Annex A to this Joinder (the “Interest”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6 of that certain Tax Receivable Agreement, dated as of October 7, 2013, by and between Holdings and the Prior Transferor (the “Tax Receivable Agreement”) and Section 7(b) of that certain Settlement Agreement, dated as of August 7, 2017, by and among Holdings, Transferor and RIHI, Inc. (the “Settlement Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Permitted Transferee hereby agrees as follows:

Section 1.1.      Definitions.  To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2.     Joinder.

(a)        Permitted Transferee hereby is becoming a Party to the Tax Receivable Agreement for all purposes of the Tax Receivable Agreement and to the extent of the Interest.  Permitted Transferee hereby is becoming a Party to the Settlement Agreement for all purposes of the Settlement Agreement and to the extent of the Interest.  For the avoidance of doubt, Permitted Transferee hereby acknowledges and agrees that it is bound by Section 7.12 (Confidentiality) of the Tax Receivable Agreement.  Permitted Transferee further acknowledges and agrees that with respect to information acquired pursuant to the Tax Receivable Agreement (other than information described in clause (i) of Section 7.12 (Confidentiality) of the Tax Receivable Agreement), any Person that obtains such information from the Permitted Transferee pursuant to Permitted Transferee’s limited partnership agreement or otherwise shall be bound by restrictions comparable to and no less restrictive than those set forth in Section 7.12 (Confidentiality) of the Tax Receivable Agreement. For the avoidance of doubt, references in Section 7(b)(i) and 7(b)(iii) of the Settlement Agreement to “any Taxable Year prior to … Transferee’s joinder to [the Tax Receivable

Agreement] and [the] Settlement Agreement” mean a Taxable Year ending prior to the date hereof.

(b)        Transferor acknowledges and agrees that it shall continue to be bound by Section 7.12 (Confidentiality) of the Tax Receivable Agreement with respect to information obtained by Transferee pursuant to the Tax Receivable Agreement, as well as by such other provisions of the Tax Receivable Agreement to the extent applicable to Transferor following the Acquisition of the Interest by Permitted Transferee.

Section 1.3.     Notice.  Section 7.1 of the Tax Receivable Agreement is hereby replaced in its entirety, with respect to Holdings and Permitted Transferee, with the following:

Section 7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Holdings, to:

RE/MAX Holdings, Inc.
5075 S. Syracuse Street
Denver, CO 80237
Attention:        Karri Callahan, Chief Financial Officer

Adam Scoville, General Counsel

E-mail:            karricallahan@remax.com,  ascoville@remax.com and legal@remax.com

If to Permitted Transferee, to:

Parallaxes Capital Management LLC

300 Park Avenue, Floor 12

New York, NY 10022

Attention:        Andy Lee, Managing Partner

Jay Rhim, Director

E-mail:            andy@parallaxescapital.com, jay@parallaxescapital.com

Section 1.4.     Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware (without regard to any choice of law rules thereunder).

*        *        *        *        *

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered as of the date first above written.

Parallaxes Capital Opportunity Fund I L.P.

By:	Parallaxes Capital Management LLC
Its Manager

By:	/s/ Andrew Lee
Name:	Andrew Lee
Title:	Managing Partner and CIO

RE/MAX Holdings, Inc.

By:	/s/ Karri Callahan
Name:	Karri Callahan
Title:	Chief Financial Officer

Oberndorf Investments LLC

By:	OBERNDORF ENTERPRISES, LLC
Its Manager

By:	/s/ William Oberndorf
Name:	William E. Oberndorf
Title:	Chairman

ANNEX A

Common Unit Holders and Transfers

Preferred Units	Common Units

On October 7, 2013, RMCO, LLC's Class A preferred membership interest was converted into (i) a new preferred membership interest that reflected Weston Presidio V L.P.'s liquidation preference of $49,850,000 and (ii) a common interest in the form of new Common Units that reflected Weston Presidio's pro-rata share of the residual equity value of RMCO ,

LLC on October 7, 2013.

Weston Presidio V, L.P. redeemed all 3,750,000 Common Units at a price per Common Unit equal to the public offering price per share of RE/MAX Holdings' Class A common stock, less underwriting discounts, totaling $76,931,250.